Exhibit 21
ROCKWELL AUTOMATION, INC.

LIST OF SUBSIDIARIES OF THE COMPANY
AS OF SEPTEMBER 30, 2013

		Percentage of Voting Securities Owned By
Name	Jurisdiction	Registrant	Subsidiary
Anorad Corporation	New York	100%
Industrial Control Services Group Limited	United Kingdom		100%
Rockwell Automation (China) Company Limited	China		100%
Rockwell Automation (Proprietary) Limited	South Africa		100%
Rockwell Automation A.G.	Switzerland		100%
Rockwell Automation Asia Pacific Business Center PTE. Ltd.	Singapore		100%
Rockwell Automation Australia Ltd.	Australia	100%
Rockwell Automation B.V.	Netherlands		100%
Rockwell Automation Canada Holdings Inc.	Canada		100%
Rockwell Automation Canada Ltd.	Canada		100%
Rockwell Automation Control Solutions (Harbin) Co., Ltd.	China		100%
Rockwell Automation de Mexico S.A. de C.V.	Mexico		100%
Rockwell Automation do Brasil Ltda.	Brazil	100%
Rockwell Automation G.m.b.H.	Germany		100%
Rockwell Automation India Private Limited	India		100%
Rockwell Automation International Holdings LLC	Delaware	100%
Rockwell Automation Korea Ltd	Korea		100%
Rockwell Automation Limited	United Kingdom		100%
Rockwell Automation Limited	Ireland		100%
Rockwell Automation Manufacturing (Shanghai) Limited	China		100%
Rockwell Automation Monterrey Manufacturing S de RL de CV	Mexico		100%
Rockwell Automation of Ohio, Inc.	Ohio	100%
Rockwell Automation S.r.l.	Italy		100%
Rockwell Automation Solutions G.m.b.H.	Germany		100%
Rockwell Automation Southeast Asia Pte. Ltd.	Singapore		100%
Rockwell Automation Sp.z.o.o.	Poland		100%
Rockwell Automation Technologies, Inc.	Ohio	100%
Rockwell European Holdings Ltd.	England		100%

Listed above are certain subsidiaries included in our consolidated financial statements. Unlisted subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.